Exhibit 10.26

Diginex Limited

and

Resulticks Global Companies Pte Limited

AGREEMENT

THIS AGREEMENT is dated 23 June 2025 and is made

BETWEEN:

(1) **Diginex Limited** whose registered address 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009 Cayman Islands (the**" Diginex");**

(2) **Resulticks Global Companies Pte Limited,** a company incorporated in Singapore whose registered company number is (UEN No. 202127753C, and whose registered office is at Level 21,Centennial Tower 3, Temasek Avenue, Singapore 039190 (the "**Resulticks**")

Diginex and Resulticks are referred to herein collectively as the "**Parties**".

WHEREAS: Diginex has agreed to provide the Resulticks with up to US$11,000,000 upon the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED:

1. **DEFINITIONS AND INTERPRETATION**

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

"Business Day"	a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in London;
"Event of Default"	any event or circumstance listed in Schedule 1;
"Funding"	the total principal amount outstanding under this agreement;
"Indebtedness"	any obligation to pay or repay money, present or future, whether actual or contingent, sole or joint;
"MOU"	Memorandum of Understanding as signed by the parties on 5 June 2025 in relation to the Acquisition.
"Acquisition"	The completion of the purchase of 100% of the share capital of the Resulticks by the Diginex.
"Definitive Agreement"	Means to the fully executed and delivered binding written agreement between the Parties that sets forth all of terms and conditions for the consummation of the Acquisition.
"USD"	US Dollars, currency of the United States

1.2 Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3 A reference to a **person** shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of that person).

1.4 A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment or extension, or re-enactment and includes any former statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.5 A reference to a clause or schedule is to a clause of or a schedule to this agreement unless the context requires otherwise.

1.6 A reference to **writing** or **written** includes faxes but not e-mail.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.9 A reference to **continuing** in relation to an Event of Default means an Event of Default which has not been remedied or waived.

2. THE FUNDING

Diginex will fund Resulticks an aggregate principal amount of up to US$11,000,000 drawn down in tranches mutually agreed between the Parties, on the terms and subject to the conditions of this Agreement (the "Funding"). It is hereby agreed that the Funding by Diginex into Resulticks will be completed prior to 11th July 2025. The Funding shall be offset against the intended funding to Resulticks, post-Acquisition of USD200 million as per MOU dated 5 June 2025.

3. CONVERSION

If (a) the Parties determine to not consummate the Acquisition or (b) there is a failure by the Parties to enter into the Definitive Agreement by 28 July 2025 (or a date mutually agreed between the Parties) (either event a "**Deal Failure**"), the Funding disbursed will be due for repayment within 45 calendar days of Deal Failure and attract interest on the Funding disbursed at a rate of 10% per annum from the time of the initial Funding until repayment date.

4. REPAYMENT OF OUTSTANDING FUNDING

4.1 Notwithstanding anything else in this Agreement to the contrary, should Resulticks raise capital or draw down additional funds from a debt facility from the date of this Agreement until the Acquisition or Deal Failure, the proceeds of such capital raise and/or draw down will be used to repay the Funding disbursed from Diginex.

5. PAYMENTS

All payments made by the Resulticks under this Agreement shall be in immediately available cleared funds on the due date to the bank account that Diginex may specify in writing to Resulticks.

6. COSTS

Each party shall pay its own costs in relation to the preparation and negotiation of the terms of this agreement.

7. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

7.1 Any amendment to this agreement shall be in writing and signed by, or on behalf of, each party.

7.2 Any waiver of any right or consent given under this agreement is only effective if it is in writing and signed by the waiving or consenting party. It shall apply only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

7.3 No delay or failure to exercise any right under this agreement shall operate as a waiver of that right.

7.4 No single or partial exercise of any right under this agreement shall prevent any further exercise of that right (or any other right under this agreement).

7.5 Rights and remedies under this agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

8. SEVERANCE

8.1 The invalidity, unenforceability or illegality of any provision (or part of a provision) of this agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

8.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

9. COUNTERPARTS

This agreement may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

10. THIRD PARTY RIGHTS

A person who is not a party to this agreement cannot enforce, or enjoy the benefit of, any term of this agreement.

11. NOTICES

11.1 Each notice or other communication required to be given under, or in connection with, this agreement shall be:

(a) in writing, delivered personally or sent by pre-paid first-class letter, registered airmail or fax; and

(b) sent for the attention of the relevant party to its registered office or to any other addresses or fax numbers that are notified in writing by one party to the other from time to time.

11.2 Any notice or other communication given by a party shall be deemed to have been received:

(a) if sent by fax, when received in legible form;

(b) if given by hand, at the time of actual delivery;

(c) if posted within the Singapore, on the second Business Day following the day on which it was despatched by pre-paid first-class post; and

(d) if posted overseas, on the fifth Business Day following the day on which it was despatched by pre-paid registered airmail.

11.3 A notice or other communication given as described in clause 11.2(a) or clause 11.2(b) on a day which is not a Business Day, or after normal business hours in the place of receipt, shall be deemed to have been received on the next Business Day.

12. GOVERNING LAW AND JURISDICTION

12.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of Cayman Islands.

12.2 The parties to this agreement irrevocably agree that the courts of Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this Agreement has been entered into on the date first stated above.

Executed by **Diginex Limited**)
)
)

Date: 23 June 2025

....
Name: Miles Pelham
Designation: Chairman

Executed by **Resulticks Global Companies Pte Limited**)
)
) Radhika Sundaram

Date: 23 June 2025

....
Name: Radhika Sundaram
Designation: Chief Executive Officer

SCHEDULE 1

ADDITIONAL EVENTS OF DEFAULT

1. **INSOLVENCY**

1.1 The Resulticks stops or suspends payment of any of its debts, or is unable to, or admits its inability to pay its debts as they fall due.

1.2 The Resulticks commences negotiations, or enters into any composition or arrangement, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties).

1.3 A moratorium is declared over any of the Resulticks's Indebtedness.

1.4 Any bona fide action, proceedings, procedure or step is taken for:

(a) the suspension of payments, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Resulticks; or

(b) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Resulticks or any of its assets.

1.5 A distress, attachment, execution, expropriation, sequestration or other legal process is levied, enforced or sued out on, or against, the Resulticks's assets and is not discharged or stayed within 21 days.

1.6 An event or circumstance referred to in paragraphs 1.1 – 1.5 inclusive shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

2. **ILLEGALITY**

All or any part of this agreement becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

3. **REPUDIATION**

The Resulticks repudiates (or shows an intention to repudiate) this Agreement.